                                                                     EXHIBIT 3.1

                        INDEPENDENT CONTRACTOR AGREEMENT

         This Independent Contractor Agreement (the "Agreement") is made and entered into as of this 15th day of April, 2003, ("Effective Date"), by and between CRYO CELL INTERNATIONAL, INC., a Delaware corporation having a principal place of business at 3165 McMullen Booth Road, Bldg. B, Clearwater, Florida 33761 (the "Company") and HOUGHTON-WAGMAN ENTERPRISES, INC., a Florida corporation having a principal place of business at 3637 Fourth Street North, Suite 395, St. Petersburg, Florida, 33704, (the "Contractor").

                              W I T N E S S E T H

         WHEREAS, the Company is in the business of preservation, processing and storage of blood based stem cells (the "Business"); and

         WHEREAS, the Company desires to retain the Contractor to provide certain services relating to the Business, and the Contractor desires to be so retained and to perform those services for the Company.

         NOW, THEREFORE, the Contractor and the Company agree as follows:

         1. Character and Extent of Services. During the Term of this Agreement, pursuant to and subject to terms and conditions of this Agreement, the Contractor shall provide the services of its employee, Beth A. Houghton, ("Houghton"), to the Company as the Company's interim President and Chief Operating Officer and the operational, investment and financial advisory services, on a non-exclusive basis, described as follows (collectively "Contractor's Services"):

               (A) Assist in the analysis and evaluation, from an operational and financial point of view, the Company and its business and prospects, including any business or operating plan and the appropriateness of the capital structure of the Company as it presently exists and as it may be modified by any proposed financing and plans;

               (B) Assist in the determination of an appropriate plan to raise equity and/or debt financing for the Company, and at the request of the Company, render financial and operational advice in connection with the design and implementation of a process to solicit, coordinate and evaluate proposals for any other potential or actual transaction;

               (C)  Review the following information of the Company:

                    (i)   Operating statements, balance sheets, and projections;

                    (ii) Material corporate documents, contracts, and other legal documents;

                    (iii) Internal policies and procedures;

                    (iv) Any other Company and/or industry information that Contractor determines to be relevant to its analysis;

               (D) Assist in the preparation and dissemination of confidential information materials for potential investors, and, with Company's consent, strategic partners in any other potential or actual transaction; and

               (F) Provide additional advisory and administrative services as Contractor deems reasonably necessary.

Subject to the directions of the Board of Directors of the Company ("Board") and the Company Chief Executive Officer ("CEO"), Houghton, as interim President and Chief Operating Officer shall be responsible on an interim basis for general administration, oversight, care, and management of the property and business of the Company and all of its departments, and shall have authority over its other officers and employees, subject only to the provisions of the bylaws of the Company ("Bylaws") and other corporate documents, controls exercised by the Board and CEO, and provisions of law, including any limitations upon the Contractor's authority or conduct for the Company. The parties acknowledge and agree that the services to be provided by Houghton under this Agreement are personal and may not be delegated by the Contractor. The parties also acknowledge and agree that, as President, Houghton shall have power during the Term to sign, execute, and deliver on behalf of the Company any papers necessary to be signed, executed, and delivered by the President of the Company in carrying on the business of the Company, except in cases where the signing and execution thereof shall be expressly delegated by the Board or CEO or by the Bylaws or some other corporate document to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed, including any limitations upon the Contractor's authority or conduct for the Company.

         2. Term. The term of this Agreement ("Term") shall be for an initial period of three (3) months commencing April 15, 2003, ("Commencement Date"), until July 14, 2003, and thereafter shall continue automatically without further notice or action on a month-to-month basis until terminated on the date ("Termination Date"), specified by either party on thirty (30) days prior written notice; provided always, however, that this Agreement may be terminated immediately:

               (A) By either party, if there has been a single material breach of the terms of this Agreement (other than an illegal act for which no cure period shall apply) by the other party hereto which the defaulting party has failed to cure within 10 days; or

               (B) by either party if there has been a second material breach of the terms of this Agreement by the other party; or

               (C) by the Company if the Contractor (i) consistently fails to perform its duties hereunder in a competent manner, or (ii) engages in illegal or unethical conduct which reflects adversely upon Contractor's honesty and integrity in the performance of its duties as a representative or executive of the Company, or which is clearly detrimental to the interests of the Company; or

               (D) by the Company if the Contractor provides "Just Cause," which, for the purposes of this clause, shall mean any of the following: (1) commission of acts by Contractor or its employees, agents or representatives constituting criminal behavior; (2) habitual neglect of the Contractor's duties; (3) Houghton's death or disability; or (4) dishonesty, defalcation or insubordination of Contractor or any of its employees, agents or representatives in regard to the Company's business.

         3. Independent Contractor. It is understood and agreed that the Contractor is an independent contractor in the performance of this Agreement, that the Contractor shall perform the contracting activity under the control of the Company as to the result of such activity only and not as to the means by which such result is accomplished and that the Contractor's employee, Houghton, is providing services for the Company during the Term on a full time basis. Further, the Contractor shall not be entitled to participate in any plans, arrangements or distributions by the Company pertaining to any bonus, profit sharing, insurance or similar benefits for Company employees, including, but not limited to, vacation pay, sick leave, holiday pay, retirement benefits, social security benefits, disability or unemployment insurance benefits, health or accident insurance, etc. The Contractor is neither an agent nor employee of the Company, and, except for the limited authority granted Houghton during the Term, as expressly provided herein, neither the Contractor nor its representatives has any authority whatsoever to bind the Company by contract or agreement of any kind. The Company shall not withhold federal or state income taxes from the Contractor's fees payable hereunder and shall not pay FICA, state unemployment or other employment taxes or disability payments with respect to the Contractor or Houghton, such items and such payments being the sole responsibility of the Contractor.

         4. Compensation. For and in consideration of Contractor's Services to be rendered by Contractor to the Company during the Term, the Company shall pay Contractor $30,000 per month, or such greater amount as the Board may authorize from time to time, payable in $15,000 payments on the fifteenth and last day of the month in arrears for each month for which such services are rendered hereunder; provided always, however, if the Commencement Date is not on the first day of the month, or the Termination Date is not the last day of the month, a prorated installment of monthly installment of compensation as herein provided shall be paid to Contractor at the then current compensation rate for the fractional month during which the Commencement Date and/or Termination Date occurs.

         5. Expenses. Contractor shall be solely responsible for all expenses incurred by the Contractor during the Term of this Agreement and shall not be entitled to reimbursement from the Company unless otherwise agreed to in advance by the Company.

         6. Confidentiality. The Contractor acknowledges that, in the course of providing services hereunder, the Contractor will learn certain confidential information about the Company's business. The Contractor agrees to keep all such information strictly confidential and not use it for Contractor's own benefit nor disclose or divulge such information to any person outside of the Company. The parties acknowledge that the provisions of this Section 6 shall not apply to any information which: (i) had been rightfully in the possession of the recipient prior to its disclosure to the recipient; (ii) had been in the public domain prior to its disclosure to the recipient; (iii) has become part of the public domain by publication or by any other means except an unauthorized act or omission on the part of the recipient; (iv) had been supplied to the recipient without restriction by a third p arty who is under no obligation to maintain such information in confidence; (v) is required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises; or (vi) during the Term is required in the ordinary course of business to promote, market and sell the Company's Business.

         7. Covenant Not to Compete. The Contractor hereby agrees that Contractor will not, either during the Term or until the first anniversary of the Termination Date, engage in any business activities on behalf of any enterprise that competes with the Company in the Business. The Contractor will be deemed to be engaged in such competitive business activities if Contractor participates in such a business enterprise as an employee, officer, director, contractor, agent, partner, proprietor, or other participant; provided that the ownership of no more than 2 percent of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities; further, no provision of this Agreement shall preclude the Contractor from making passive investments in any company or from becoming involved in the parent, affiliate or subsidiary company of any company involved in the Company's Business as long as the Contractor has no involvement in such competing entity.

               The Contractor further agrees that the Contractor shall not for Contractor or for any other person, firm, corporation, partnership or other entity, for a period of one (1) year from the Termination Date, directly or indirectly:

               (i) solicit any sales agent, employee, former employee who was employed by the Company in the preceding 90 days or full-time employee of the Company for the purposes of hiring or retaining such sales agent, employee or contractor,

               (ii) contact any present or prospective client of the Business of the Company ("Company Clients") to solicit such Company Clients to enter into a contract or arrangement with any competitor of the Company, or

               (iii) make known names and/or addresses of the Company Clients or any information relating in any manner to the Company's trade or business relationships with such Company Clients; provided always, however, that the provisions of this Section shall not apply to any information which: (i) had been rightfully in the possession of the recipient prior to its disclosure to the recipient; (ii) had been in the public domain prior to its disclosure to the recipient; (iii) has become part of the public domain by publication or by any other means except an unauthorized act or omission on the part of the recipient; (iv) had been supplied to the recipient without restriction by a third party who is under no obligation to maintain such information in confidence; or (v) is required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises.

         8. Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship develop or created by Contractor during the course of performing work for the Company or its clients (collectively, the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Contractor for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Contractor for hire for the Company, the Contractor agrees to assign and automatically assigns at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Contractor may have in such Work Product. Upon the request of the Company, at the Company's expense, the Contractor shall take such further actions, including execution and delivery of instruments of conveyance, as may be reasonably appropriate to give full and proper effect to such assignment; provided always, however, if the Contractor's assistance is required after the Termination Date, as herein provided, then the Company shall compensate the Contractor at a reasonable rate, which shall be determined by multiplying a determined number of hours reasonably expended by the Contractor in performance of such duties by the reasonable hourly rate of Two Hundred Fifty ($250) Dollars per hour.

         Solely for purposes of Sections 6, 7, 8, 9, 10 and 11 hereof only, the term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

         9. Remedies. The Contractor acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the above provisions of Section 6, 7 and 8 would be inadequate and the breach shall per se be deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Contractor of any of the provisions of Section 6, 7 and 8 of this Agreement, the Contractor agrees that, in addition to any remedy at law available to the Company, the Company shall be entitled to obtain injunctive relief, or any other appropriate equitable remedy, without having to post a bond or other security. It is expressly understood and agreed by the Contractor that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Contractor, such provision in this Agreement shall not be rendered void but shall be deemed to be amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

         10. Indemnification; Exculpation; Insurance. Recognizing that Contractor, in performing Contractor Services contemplated hereby, will be acting as a limited representative of and relying on information provided by the Company, the Company agrees to the provisions of Schedule 1 hereto, and it is specifically understood and agreed that the indemnification provisions of
Schedule 1 shall be binding on the successors and assigns of the parties hereto and of the Indemnified Parties, subject always to any applicable statutes of limitations and the limitations of Schedule 1 hereof. The Company also acknowledges and agrees that, as of the Effective Date and during the Term, the Company shall continue to carry in force for the benefit of Contractor and Houghton the liability and errors and omissions insurance it currently carries and shall provide to Contractor with a Certificate of Insurance or other reasonable documentation from time to time evidencing such coverage.

         11. Expert Witness Fee. In addition to the provisions of Section 11 hereof, if the Contractor or any of Contractor's representatives, employees, consultants or other professional personnel, including Houghton, appears as a witness or participate, is deposed or is otherwise involved at any time in any action or proceeding involving the Company, including litigation or arbitration against the Company or participation in SEC or other regulatory matters or proceedings involving the Company, then the Company or any of their respective affiliates, the Company will pay Contractor a fee of $250 per hour for each such person being so involved, and the Company will also reimburse Contractor for all reasonable expenses incurred by Contractor by reason of its or any of its representatives, employees, consultants or other professional personnel being involved therein. The provisions of this Section 11 shall survive the Termination Date and continue to apply after completion of the Term.

         12. Representations of Contractor. Contractor has represented and hereby represents and warrants to the Company that Contractor is not subject to any restriction or non-competition covenant in favor of any other person or entity, and that the execution of this Agreement by Contractor and engagement b y the Company and the performance of duties hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity. Further, Contractor agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against Contractor based upon or arising out of any restriction or non-competition agreement or invention and secrecy agreement between Contractor and such third party.

         13. Consent To Personal Jurisdiction and Venue; Waiver of Jury Trial. Subject always to the provisions of Section 14 hereof, each of the parties hereby consents to personal jurisdiction and venue, for any action arising out of a breach or threatened breach of this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Pinellas County, Florida; each of the parties hereby agrees that any action brought by such party, alone or in combination with others, against the other party, whether arising out of this Agreement or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Pinellas County, Florida. Each party hereby agrees that any controversy which may arise under this Agreement would involve complicated and difficult factual and legal issues. Therefore, if a court of law determines for any reason that the arbitration clause of Paragraph 14 of this Agreement is unenforceable, then any action brought by a party against the other party, whether arising out of this Agreement or otherwise, shall be determined by a judge sitting without a jury.

         14. Arbitration. The parties hereto agree to submit all controversies, claims, disputes, and matters in question arising out of, or related to, this Agreement or the breach of this Agreement, or the relations between the signatories to this Agreement to mediation. In the event either party disagrees with the finding of the mediator, the particular matter shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The signatories agree that the arbitration shall take place exclusively in Clearwater, Florida, and shall be governed by the law of the state of Florida. Any award rendered by the arbitrator shall be final, and judgment maybe entered upon it in accordance with applicable law in any court having jurisdiction thereof, including a federal district court, pursuant to the Federal Arbitration Act. The arbitrator may grant the Company injunctive relief, including mandatory injunctive relief, to protect the rights of the Company, but shall not be limited to such relief. This provision shall not preclude the Company from seeking temporary or preliminary injunctive relief in a court of law to protect its rights, nor shall the filing of such an action constitute any waiver by the Company of its right to mediate or arbitrate. In connection with the mediation or arbitration of any dispute between the signatories to this Agreement, each signatory may utilize all methods of discovery authorized by the Federal and Florida Rules of Civil Procedure.

         15. Survival. Upon the Termination Date, Contractor's obligation to perform Contractor Services pursuant to Section 1 hereof, and the Company's obligation to pay Contractor compensation pursuant to Section 4 hereof, shall terminate; provided always, that the Contractor shall be entitled to receive any compensation or other payment expressly provided for herein which has accrued for the period through the Termination Date; and, accordingly the following provisions shall remain in full force and effect in case of termination of this Agreement by either party: (i) the compensation provisions of Section 4; (ii) the confidentiality provisions of Section 6; (iii) the confidentiality provisions of Section 7; (iv) the ownership provisions of Section 8; (v) the remedies provisions of Section 9; (vi) the indemnification provisions of Section 10; (vii) the expert witness fee provisions of Section 11; (viii) the Contractor's representation provisions of Section 12; (ix) the jurisdiction and venue provisions of Section 13; (x) the arbitration provisions of Section 14; and (xi) the other terms and provisions hereof which by reasonable implication should survive termination (including without limitation any rights of the Contractor or the Company hereby expressly vested in such party as of the Termination Date).

         16. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Florida.

         17. Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile signature shall be considered the same as an original.

         18. Entire Agreement; Modification. This Agreement contains the whole agreement between the parties hereto with respect to the Contractor's engagement with the Company. No agreement or understanding which modifies this Agreement shall be binding upon the Company or the Contractor unless in writing and duly signed by the Company and the Contractor.

         19. Severability. In the event it is determined by a court of competent jurisdiction that any provision herein contained is illegal or unenforceable, such determination shall solely affect such provision and shall not impair the remaining provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto or their duly authorized representatives have signed, sealed and delivered this Agreement effective as of the day and year first above written.

                                        CRYO-CELL INTERNATIONAL, INC.

                                        By: /s/ Mercedes Walton
                                            -------------------
                                            Mercedes Walton, Interim CEO


                                        HOUGHTON-WAGMAN ENTERPRISES, INC.:

                                        By: /s/ Beth A. Houghton
                                            --------------------
                                            Beth A. Houghton, as Vice-President

                                   Schedule 1
                                       To
                        Independent Contractor Agreement

         This Schedule 1 is a part of and is incorporated into that certain Independent Contractor Agreement (together the "Agreement") dated April 15, 2003, by and between CRYO CELL INTERNATIONAL, INC., a Delaware corporation, (the "Company") and HOUGHTON-WAGMAN ENTERPRISES, INC., (the "Contractor"). This Agreement will confirm that the Company agrees to indemnify and hold harmless Contractor and its affiliates, each of their respective directors, officers, attorneys and other agents, stockholders, members and employees of Contractor, including without limitation Beth A. Houghton ("Houghton") and its affiliates and each other person, if any, controlling Contractor or any of its affiliates (Contractor, Houghton and each such other entity or person being referred to as an "Indemnified Person"), to the full extent lawful, from and against any losses, claims, damages, expenses or liabilities or actions (including, without limitation, shareholder actions and actions a rising from the use of information contained in any confidential information or materials or omissions from such materials) related to or arising out of this engagement or Contractor's role in connection with the Company herewith, and will pay (or, if paid by an Indemnified Person, reimburse such Indemnified Person) for all fees and expenses (including, without limitation, counsel fees and charges for the time of Contractor at the rate of $250 hourly and Contractor's professional employees at their then current hourly rates) incurred by such Indemnified Person in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party; further, all covenants, representations and warranties of the Company contained in this Agreement or otherwise provided in accordance herewith shall survive for purposes of indemnification pursuant to the Agreement and the provisions of this Schedule 1, subject always to any applicable statutes of limitations and the limitations of Schedule 1 hereof.

         The Company will not, however, be responsible for any claims, losses, damages, liabilities or expenses which result from any compromise or settlement not approved by the Company or which are determined by a final judgment of a court of competent jurisdiction to have resulted primarily from the fraud, willful misconduct or gross negligence of any Indemnified Person, and no party shall be entitled to actual collection of indemnification payments from the Company pursuant hereto until such party actually incurs the loss, cost or expense resulting from the Indemnifiable Claim for which indemnification is sought. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company, which are determined by a final judgment of a court of competent jurisdiction to have resulted solely from the fraud, willful misconduct or gross negligence of the Indemnified Person. The foregoing agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including, without limitation, any right to contribution.

         If any action or proceeding is brought against any Indemnified Person in respect of which indemnity may be sought against the Company pursuant hereto, or if any Indemnified Person receives notice from any potential litigant or a claim which such person reasonably believes will result in the commencement of any such action or proceeding, such Indemnified Person shall promptly notify the Company in writing of the commencement of such action or proceeding, or of the existence of any such claim, but the failure to so notify the Company of any such action or proceeding shall not relieve the Company from any other obligation or liability which it may have to any Indemnified Person otherwise than under this Agreement or with respect to any other action or proceeding. In case any such action or proceeding shall be brought against any Indemnified Person, the Company shall be entitled to participate in such action or proceeding with counsel of the Company's choice, or compromise or settle such action or proceeding with counsel of the Company's choice or settle such action or proceeding, at its expense (in which case the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by such Indemnified Person); provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the Company's election to assume the defense of such action or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if (a) the use of counsel chosen by the Company to represent such Indemnified Person would, in the judgment of the Indemnified Person, present such counsel with a conflict of interest; (b) the defendants in, or targets of, any such action or proceeding include both an Indemnified Person and the Company, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons which are different from or additional to those available to the Company (in which case the Company shall have the right to direct the defense o f such action or proceeding on behalf of the Indemnified Person); (c) the Company shall not have employed counsel satisfactory to such Indemnified Person in the exercise of the Indemnified Person's reasonable judgment to represent such Indemnified Person within a reasonable time after notice of the institution of such action or proceeding; or (d) the Company shall authorize such Indemnified Person to employ separate counsel at the Company's expense.

         These indemnification provisions shall (i) remain operative and in full force and effect regardless of any termination or completion of the engagement of the Contractor; (ii) inure to the benefit of any successors, assigns, heirs or personal representative of any Indemnified Person; and (iii) be in addition to any other rights that any Indemnified Person may have.

                                       CRYO-CELL INTERNATIONAL, INC.

                                       By: /s/ Mercedes Walton
                                           -------------------
                                           Mercedes Walton, Interim CEO

                                       HOUGHTON-WAGMANENTERPRISES, INC.:

                                       By: /s/ Beth A. Houghton
                                           --------------------
                                           Beth A. Houghton, as Vice President